EXHIBIT 99.2

OPENLANE, Inc.
Third Quarter 2026 Supplemental Financial Information
November 4, 2026

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended September 30, 2026
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$14.1	$30.6	$44.7
Add back:
Income taxes	5.2	10.2	15.4
Finance interest expense	—	28.2	28.2
Interest expense, net of interest income	9.0	—	9.0
Depreciation and amortization	18.6	2.9	21.5
EBITDA	46.9	71.9	118.8
Non-cash stock-based compensation	5.6	1.6	7.2
Loss on extinguishment of debt	—	0.7	0.7
Securitization interest	—	(25.9)	(25.9)
Severance	1.2	0.1	1.3
Foreign currency losses	0.5	—	0.5
ERP implementation costs	0.5	0.1	0.6
Transaction-related costs	1.4	0.3	1.7
Other	1.7	0.2	1.9
Total addbacks (deductions)	10.9	(22.9)	(12.0)
Adjusted EBITDA	$57.8	$49.0	$106.8

	Three Months Ended September 30, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$18.5	$29.4	$47.9
Add back:
Income taxes	0.8	7.4	8.2
Finance interest expense	—	28.1	28.1
Interest expense, net of interest income	0.6	—	0.6
Depreciation and amortization	19.7	3.0	22.7
EBITDA	39.6	67.9	107.5
Non-cash stock-based compensation	3.4	1.0	4.4
Securitization interest	—	(25.6)	(25.6)
Severance	2.3	0.1	2.4
Foreign currency (gains) losses	(1.7)	0.1	(1.6)
Total addbacks (deductions)	4.0	(24.4)	(20.4)
Adjusted EBITDA	$43.6	$43.5	$87.1

	Nine Months Ended September 30, 2026
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$50.4	$87.5	$137.9
Add back:
Income taxes	19.8	28.8	48.6
Finance interest expense	—	78.7	78.7
Interest expense, net of interest income	27.7	—	27.7
Depreciation and amortization	57.4	9.3	66.7
EBITDA	155.3	204.3	359.6
Non-cash stock-based compensation	20.1	5.7	25.8
Loss on extinguishment of debt	—	0.7	0.7
Securitization interest	—	(71.0)	(71.0)
Severance	3.9	0.2	4.1
Foreign currency gains	(0.6)	(0.1)	(0.7)
ERP implementation costs	1.3	0.3	1.6
Impact of Canadian DST related to prior years	(15.9)	—	(15.9)
Realized gain on investment securities	(1.3)	—	(1.3)
Transaction-related costs	1.4	0.3	1.7
Other	1.9	0.2	2.1
Total addbacks (deductions)	10.8	(63.7)	(52.9)
Adjusted EBITDA	$166.1	$140.6	$306.7

	Nine Months Ended September 30, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$34.4	$83.8	$118.2
Add back:
Income taxes	14.1	28.2	42.3
Finance interest expense	—	82.6	82.6
Interest expense, net of interest income	5.3	—	5.3
Depreciation and amortization	59.3	9.1	68.4
EBITDA	113.1	203.7	316.8
Non-cash stock-based compensation	8.3	2.5	10.8
Securitization interest	—	(75.1)	(75.1)
Loss on sale of property	7.0	—	7.0
Severance	6.6	0.2	6.8
Foreign currency gains	(10.5)	—	(10.5)
Other	0.7	0.1	0.8
Total addbacks (deductions)	12.1	(72.3)	(60.2)
Adjusted EBITDA	$125.2	$131.4	$256.6
Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026	September 30, 2026
Net income	$59.5	$48.9	$44.3	$44.7	$197.4
Add back:
Income taxes	(27.8)	16.4	16.8	15.4	20.8
Finance interest expense	27.3	24.8	25.7	28.2	106.0
Interest expense, net of interest income	9.6	9.7	9.0	9.0	37.3
Depreciation and amortization	23.3	22.9	22.3	21.5	90.0
EBITDA	91.9	122.7	118.1	118.8	451.5
Non-cash stock-based compensation	5.0	9.7	8.9	7.2	30.8
Loss on extinguishment of debt	—	—	—	0.7	0.7
Securitization interest	(24.9)	(22.0)	(23.1)	(25.9)	(95.9)
Severance	2.1	1.7	1.1	1.3	6.2
Foreign currency losses (gains)	1.2	—	(1.2)	0.5	0.5
ERP implementation costs	0.6	0.4	0.6	0.6	2.2
Impact of Canadian DST related to prior years	—	(15.9)	—	—	(15.9)
Realized gain on investment securities	—	—	(1.3)	—	(1.3)
Transaction-related costs	—	—	—	1.7	1.7
Other	0.1	0.1	0.1	1.9	2.2
Total addbacks (deductions)	(15.9)	(26.0)	(14.9)	(12.0)	(68.8)
Adjusted EBITDA	$76.0	$96.7	$103.2	$106.8	$382.7

Results of Operations

OPENLANE Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2026	2025	2026	2025
Revenues
Auction and related fees	$253.2	$215.2	$754.0	$628.0
SaaS and other revenue	73.9	65.3	214.8	195.0
Purchased vehicle sales	119.4	108.9	346.5	293.1
Finance revenue	114.7	109.0	328.4	324.1
Total operating revenues	561.2	498.4	1,643.7	1,440.2
Operating expenses
Cost of services (exclusive of depreciation and amortization)	309.3	270.2	887.4	766.2
Finance interest expense	28.2	28.1	78.7	82.6
Provision for credit losses	8.4	11.5	27.6	29.5
Selling, general and administrative	123.4	110.9	371.6	332.4
Depreciation and amortization	21.5	22.7	66.7	68.4
Loss on sale of property	—	—	—	7.0
Total operating expenses	490.8	443.4	1,432.0	1,286.1
Operating profit	70.4	55.0	211.7	154.1
Interest expense	10.0	1.1	30.1	8.2
Other income, net	(0.4)	(2.2)	(5.6)	(14.6)
Loss on extinguishment of debt	0.7	—	0.7	—
Income before income taxes	60.1	56.1	186.5	160.5
Income taxes	15.4	8.2	48.6	42.3
Net income	$44.7	$47.9	$137.9	$118.2
Amounts attributable to common stockholders
Net income	$44.7	$47.9	$137.9	$118.2
Series A Preferred Stock dividends	—	(11.1)	(8.6)	(33.3)
Net income attributable to participating securities	—	(9.2)	(9.5)	(21.2)
Net income attributable to common stockholders	$44.7	$27.6	$119.8	$63.7
Net income per share
Basic	$0.36	$0.26	$1.05	$0.59
Diluted	$0.36	$0.25	$1.02	$0.59
Overview of OPENLANE Results for the Three Months Ended September 30, 2026 and 2025
Overview
For the three months ended September 30, 2026, we had revenue of $561.2 million compared with revenue of $498.4 million for the three months ended September 30, 2025, an increase of 13%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.2 million, or 5%, to $21.5 million for the three months ended September 30, 2026, compared with $22.7 million for the three months ended September 30, 2025. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized and depreciated.

Interest Expense
Interest expense increased $8.9 million to $10.0 million for the three months ended September 30, 2026, compared with $1.1 million for the three months ended September 30, 2025. The increase in interest expense was primarily the result of new term loan borrowings in the fourth quarter of 2025.
Other Income, Net
For the three months ended September 30, 2026, we had other income of $0.4 million compared with$2.2 million for the three months ended September 30, 2025. The decrease in other income was primarily attributable to foreign currency losses on intercompany balances of $0.5 million for the three months ended September 30, 2026, compared with foreign currency gains on intercompany balances of $1.6 million for the three months ended September 30, 2025. This decrease was partially offset by an increase in other miscellaneous income aggregating $0.3 million, primarily interest income.
Loss on Extinguishment of Debt
In September 2026, in connection with the Second Amendment to the Tenth Amended and Restated Receivables Purchase Agreement, we recorded a $0.7 million pretax charge resulting from the write-off of a portion of the unamortized securitization issuance costs.
Income Taxes
We had an effective tax rate of 25.6% for the three months ended September 30, 2026, compared with an effective tax rate of 14.6% for the three months ended September 30, 2025. The effective tax rate for the three months ended September 30, 2025 was favorably impacted by a decrease in the valuation allowance related to 2025 current year movement of the adjusted U.S. net deferred tax asset primarily attributable to the application of new tax legislation, the One Big Beautiful Bill Act.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the three months ended September 30, 2026 compared with the three months ended September 30, 2025, the change in the Canadian dollar exchange rate decreased revenue by $1.9 million, operating profit by $0.5 million and net income by $0.3 million. For the three months ended September 30, 2026 compared with the three months ended September 30, 2025, the change in the euro exchange rate decreased revenue by $1.6 million, operating profit by $0.1 million and net income by $0.1 million.
Overview of OPENLANE Results for the Nine Months Ended September 30, 2026 and 2025
Overview
For the nine months ended September 30, 2026, we had revenue of $1,643.7 million compared with revenue of $1,440.2 million for the nine months ended September 30, 2025, an increase of 14%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization decreased $1.7 million, or 2%, to $66.7 million for the nine months ended September 30, 2026, compared with $68.4 million for the nine months ended September 30, 2025. The decrease in depreciation and amortization was primarily the result of assets that have become fully amortized and depreciated.

Interest Expense
Interest expense increased $21.9 million to $30.1 million for the nine months ended September 30, 2026, compared with $8.2 million for the nine months ended September 30, 2025. The increase in interest expense was primarily the result of new term loan borrowings in the fourth quarter of 2025, partially offset by the repayment of the senior notes in the second quarter of 2025.
Other Income, Net
For the nine months ended September 30, 2026, we had other income of $5.6 million compared with$14.6 million for the nine months ended September 30, 2025. The decrease in other income was primarily attributable to a decrease in foreign currency gains on intercompany balances of $9.8 million and a net decrease in other miscellaneous items aggregating $0.5 million, primarily a decrease in interest income, partially offset by a $1.3 million realized gain on investment securities.
Loss on Extinguishment of Debt
In September 2026, in connection with the Second Amendment to the Tenth Amended and Restated Receivables Purchase Agreement, we recorded a $0.7 million pretax charge resulting from the write-off of a portion of the unamortized securitization issuance costs.
Income Taxes
We had an effective tax rate of 26.1% for the nine months ended September 30, 2026, compared with an effective tax rate of 26.4% for the nine months ended September 30, 2025. The effective tax rate for the nine months ended September 30, 2025 was not significantly impacted by the valuation allowance due to the decrease of the adjusted U.S. net deferred tax asset attributable to application of new tax legislation, the One Big Beautiful Bill Act, offsetting the increase related to all other 2025 current year movement of the adjusted U.S. net deferred tax asset.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the nine months ended September 30, 2026 compared with the nine months ended September 30, 2025, the change in the euro exchange rate increased revenue by $9.8 million, operating profit by $0.6 million and net income by $0.4 million. For the nine months ended September 30, 2026 compared with the nine months ended September 30, 2025, the change in the Canadian dollar exchange rate increased revenue by $2.9 million, operating profit by $1.0 million and net income by $0.5 million.

Marketplace Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except GMV)	2026	2025	2026	2025
Auction and related fees	$253.2	$215.2	$754.0	$628.0
SaaS and other revenue	73.9	65.3	214.8	195.0
Purchased vehicle sales	119.4	108.9	346.5	293.1
Total Marketplace revenue	446.5	389.4	1,315.3	1,116.1
Cost of services*	306.9	270.0	884.9	767.4
Gross profit	139.6	119.4	430.4	348.7
Provision for credit losses	0.7	1.8	2.7	2.3
Selling, general and administrative	108.6	97.6	328.6	292.2
Depreciation and amortization	1.4	1.8	4.4	5.1
Loss on sale of property	—	—	—	7.0
Operating profit	$28.9	$18.2	$94.7	$42.1

Commercial vehicles sold	270,000	185,000	784,000	574,000
Dealer consignment vehicles sold	205,000	187,000	604,000	541,000
Total vehicles sold	475,000	372,000	1,388,000	1,115,000

Gross merchandise value ("GMV") (in billions)	$10.0	$7.3	$29.6	$21.7
Auction and related fees yield	2.5%	2.9%	2.5%	2.9%
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended September 30, 2026 and 2025
Total Marketplace Revenue
Revenue from the Marketplace segment increased $57.1 million, or 15%, to $446.5 million for the three months ended September 30, 2026, compared with $389.4 million for the three months ended September 30, 2025. The increase in revenue was primarily attributable to the 28% increase in the number of vehicles sold. The change in revenue included the impact of a decrease in revenue of $3.1 million due to fluctuations in the euro and Canadian dollar exchange rates.
The 28% increase in the number of vehicles sold was comprised of a 46% increase in commercial vehicles sold and a 10% increase in dealer consignment vehicles sold. The increase in commercial vehicles sold was primarily due to the onboarding of a new private label customer and an increase in off-lease vehicles sold. The GMV of vehicles sold for the three months ended September 30, 2026 and 2025 was approximately $10.0 billion and $7.3 billion, respectively. The year-over-year increase in GMV for the three months ended September 30, 2026 was driven by the increase in vehicles sold and an increase in the average value of vehicles sold.
Auction and Related Fees
Auction and related fees increased $38.0 million, or 18%, to $253.2 million for the three months ended September 30, 2026, compared with $215.2 million for the three months ended September 30, 2025. Yield represents auction and related fees divided by GMV. Yield decreased 40 basis points to 2.5% for the three months ended September 30, 2026, compared with 2.9% for the three months ended September 30, 2025. The year-over-year decrease in consolidated yield for the three months ended September 30, 2026, was driven by an increased mix of commercial vehicles which carry lower yields than dealer consignment vehicles, as well as an increase in the average value of vehicles sold.
SaaS and Other Revenue
SaaS and other revenue increased $8.6 million, or 13%, to $73.9 million for the three months ended September 30, 2026, compared with $65.3 million for the three months ended September 30, 2025, primarily as a result of increases in other repossession revenue of $4.7 million due to increased repossession volumes, and SaaS revenues of $4.6 million, partially offset by a decrease in transportation revenue of approximately $0.7 million due to a lower transportation attach rate, which represents the percentage of vehicles sold through our marketplaces for which we provide transportation services.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $10.5 million, or 10%, to $119.4 million for the three months ended September 30, 2026, compared with $108.9 million for the three months ended September 30, 2025, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace, partially offset by a decrease in the average selling price of purchased vehicles sold in the U.S. marketplace. The net U.S. increase was further offset by a decrease in the number of purchased vehicles sold in Europe, partially offset by an increase in the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the three months ended September 30, 2026, gross profit from the Marketplace segment increased $20.2 million, or 17%, to $139.6 million, compared with $119.4 million for the three months ended September 30, 2025. Gross profit improvements were driven by a $22.0 million net increase in auction and service volumes, including the impact from a higher mix of commercial vehicles sold. The gross profit improvement also included a $1.4 million decrease in Canadian DST expense (repealed in March 2026). These improvements were partially offset by a $3.2 million decrease from pricing. In addition, gross profit was negatively affected by a lower transportation attach rate.
Gross profit from the Marketplace segment was 31.3% of revenue for the three months ended September 30, 2026, compared with 30.7% of revenue for the three months ended September 30, 2025. Gross profit as a percentage of revenue increased for the three months ended September 30, 2026 as compared with the three months ended September 30, 2025, due to increased auction and service volumes, including an increased mix of higher margin commercial vehicles.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment decreased $1.1 million, or 61%, to $0.7 million for the three months ended September 30, 2026, compared with $1.8 million for the three months ended September 30, 2025, primarily as a result of initiatives implemented to reduce risk in the marketplace and initiatives to decrease bad debt.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $11.0 million, or 11%, to $108.6 million for the three months ended September 30, 2026, compared with $97.6 million for the three months ended September 30, 2025, primarily as a result of increases in professional fees of $2.6 million, compensation expense of $2.5 million, sales-related expenses of $2.5 million, stock-based compensation of $2.0 million, information technology costs of $1.2 million and other miscellaneous expenses aggregating $1.4 million, partially offset by a decrease in severance of $1.2 million.
Overview of Marketplace Results for the Nine Months Ended September 30, 2026 and 2025
Total Marketplace Revenue
Revenue from the Marketplace segment increased $199.2 million, or 18%, to $1,315.3 million for the nine months ended September 30, 2026, compared with $1,116.1 million for the nine months ended September 30, 2025. The increase in revenue was primarily attributable to the 24% increase in the number of vehicles sold. The change in revenue included the impact of an increase in revenue of $12.1 million due to fluctuations in the euro and Canadian dollar exchange rates.
The 24% increase in the number of vehicles sold was comprised of a 37% increase in commercial vehicles sold and a 12% increase in dealer consignment vehicles sold. The increase in commercial vehicles sold was primarily due to the onboarding of a new private label customer and an increase in off-lease vehicles sold. The GMV of vehicles sold for the nine months ended September 30, 2026 and 2025 was approximately $29.6 billion and $21.7 billion, respectively. The year-over-year increase in GMV for the nine months ended September 30, 2026 was driven by the increase in vehicles sold and an increase in the average value of vehicles sold.

Auction and Related Fees
Auction and related fees increased $126.0 million, or 20%, to $754.0 million for the nine months ended September 30, 2026, compared with $628.0 million for the nine months ended September 30, 2025. Yield represents auction and related fees divided by GMV. Yield decreased 40 basis points to 2.5% for the nine months ended September 30, 2026, compared with 2.9% for the nine months ended September 30, 2025. The year-over-year decrease in consolidated yield for the nine months ended September 30, 2026, was driven by an increased mix of commercial vehicles which carry lower yields than dealer consignment vehicles, as well as an increase in the average value of vehicles sold.
SaaS and Other Revenue
SaaS and other revenue increased $19.8 million, or 10%, to $214.8 million for the nine months ended September 30, 2026, compared with $195.0 million for the nine months ended September 30, 2025, primarily as a result of increases in SaaS revenues of $11.2 million and other repossession revenue of $9.8 million due to increased repossession volumes, partially offset by a decrease in transportation revenue of $1.2 million due to a lower transportation attach rate.
Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $53.4 million, or 18%, to $346.5 million for the nine months ended September 30, 2026, compared with $293.1 million for the nine months ended September 30, 2025, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace.
Gross Profit
For the nine months ended September 30, 2026, gross profit from the Marketplace segment increased $81.7 million, or 23%, to $430.4 million, compared with $348.7 million for the nine months ended September 30, 2025. Gross profit improvements were driven by a $54.2 million net increase in auction and service volumes, including the impact from a higher mix of commercial vehicles sold and partially offset by transportation margin compression. The gross profit improvement also included a $20.2 million benefit related to the rescission of the digital services tax in Canada (see below), which includes a $15.9 million reversal of previously recognized expense and a $4.3 million benefit from the absence of expense for the current period. Additional drivers include an $8.8 million increase from pricing, partially offset by a decrease in other miscellaneous items aggregating $1.5 million.
Gross profit from the Marketplace segment was 32.7% of revenue for the nine months ended September 30, 2026, compared with 31.2% of revenue for the nine months ended September 30, 2025. Gross profit as a percentage of revenue increased for the nine months ended September 30, 2026 as compared with the nine months ended September 30, 2025, primarily due to the reversal of the Canadian digital services tax, higher pricing and increased auction and service volumes, partially offset by reduced margins in transportation services, as a result of elevated fuel prices in North America. The $20.2 million benefit related to the rescission of the Canadian digital service tax increased gross profit as a percentage of revenue by 1.5%.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“Canadian DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. On March 26, 2026, Canada enacted a bill (C-15) including the repeal of the Canadian DST. This repeal is retroactive and applies to all periods since the tax's original inception. Consequently, the Company recorded an expense reversal of $15.9 million in the first quarter of 2026 (representing expense recorded in 2025 and prior periods, of which $4.3 million was recorded as expense in the first nine months of 2025). As of March 31, 2026, the Company recorded a receivable of $10.0 million (C$13.9 million) within trade receivables on the consolidated balance sheet, representing the refund due for amounts previously remitted to the Canada Revenue Agency. In the second quarter of 2026, the Company received the full cash refund.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment increased $0.4 million, or 17%, to $2.7 million for the nine months ended September 30, 2026, compared with $2.3 million for the nine months ended September 30, 2025, mainly as a result of growth in the Marketplace business.

Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $36.4 million, or 12%, to $328.6 million for the nine months ended September 30, 2026, compared with $292.2 million for the nine months ended September 30, 2025, primarily as a result of increases in stock-based compensation of $11.6 million, sales-related expenses of $9.0 million, compensation expense of $7.4 million, professional fees of $3.4 million, travel expenses of $2.3 million, information technology costs of $2.2 million, incentive-based compensation of $1.7 million, supplies expense of $1.3 million and other miscellaneous expenses aggregating $0.8 million, partially offset by a decrease in severance of $3.3 million.
Loss on Sale of Property
In April 2025, the Company closed on the sale of excess property in Montreal that was originally purchased as part of the December 2023 Manheim Canada acquisition. This transaction resulted in a loss on sale of approximately $7.0 million in the second quarter of 2025.

Finance Results

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,
(Dollars in millions)	2026	2025	2026	2025
Finance revenue
Interest revenue	$60.8	$57.9	$172.2	$170.3
Fee and other revenue	53.9	51.1	156.2	153.8
Total Finance revenue	114.7	109.0	328.4	324.1
Finance interest expense	28.2	28.1	78.7	82.6
Net Finance margin	86.5	80.9	249.7	241.5
Finance provision for credit losses	7.7	9.7	24.9	27.2
Cost of services (exclusive of depreciation and amortization)	19.6	18.1	55.5	53.0
Selling, general and administrative	14.8	13.3	43.0	40.2
Depreciation and amortization	2.9	3.0	9.3	9.1
Operating profit	$41.5	$36.8	$117.0	$112.0
Portfolio Performance Information
Floorplans originated	284,000	265,000	823,000	793,000
Floorplans curtailed*	170,000	160,000	485,000	475,000
Total loan transaction units	454,000	425,000	1,308,000	1,268,000
Total receivables managed	$2,763.5	$2,489.3	$2,763.5	$2,489.3
Average receivables managed**	$2,700.9	$2,389.2	$2,568.8	$2,363.9
Allowance for credit losses	$30.0	$23.0	$30.0	$23.0
Allowance for credit losses as a percentage of total receivables managed	1.1%	0.9%	1.1%	0.9%
Annualized finance provision for credit losses as a percentage of average receivables managed	1.1%	1.6%	1.3%	1.5%
Receivables delinquent as a percentage of total receivables managed	0.6%	0.3%	0.6%	0.3%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

Yields (Annualized)	Three Months Ended September 30,		Nine Months Ended September 30,
% of Average Receivables Managed	2026	2025	2026	2025
Finance revenue yield
Interest revenue	8.9%	9.6%	9.0%	9.6%
Fee and other revenue	7.9%	8.5%	8.1%	8.7%
Total Finance revenue yield	16.8%	18.1%	17.1%	18.3%
Finance interest expense	4.1%	4.7%	4.1%	4.6%
Net Finance margin	12.7%	13.4%	13.0%	13.7%
Overview of Finance Results for the Three Months Ended September 30, 2026 and 2025
Revenue
For the three months ended September 30, 2026, the Finance segment revenue increased $5.7 million, or 5%, to $114.7 million, compared with $109.0 million for the three months ended September 30, 2025. The increase in revenue was primarily the result of a 7% increase in loan transaction units (vehicle finance transactions) and an increase in loan values, partially offset by decreases in interest yields driven by a decrease in average prime rates.

Finance Interest Expense
For the three months ended September 30, 2026, finance interest expense increased $0.1 million, or less than 1%, to $28.2 million, compared with $28.1 million for the three months ended September 30, 2025. The increase in finance interest expense was attributable to an increase in the average balance on the AFC securitization obligations, partially offset by an approximately 0.6% decrease in the average interest rate on the securitization obligations.
Net Finance Margin (Annualized)
For the three months ended September 30, 2026, the net Finance margin percent decreased 0.7% to 12.7%, compared with 13.4% for the three months ended September 30, 2025. The decrease was attributable to a 0.6% decrease in fee and other revenue yield driven by the impact of predominantly fixed fees in relation to increasing loan values as well as other fee changes. The net interest yield was 4.8% and 4.9% for the three months ended September 30, 2026 and 2025, respectively.
Finance Provision for Credit Losses
For the three months ended September 30, 2026, the finance provision for credit losses decreased $2.0 million, or 21%, to $7.7 million, compared with $9.7 million for the three months ended September 30, 2025. The provision for credit losses decreased to 1.1% of the average receivables managed for the three months ended September 30, 2026 from 1.6% for the three months ended September 30, 2025. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended September 30, 2026, cost of services for the Finance segment increased $1.5 million, or 8%, to $19.6 million, compared with $18.1 million for the three months ended September 30, 2025. The increase in cost of services was primarily the result of increases in compensation expense of $0.8 million, incentive-based compensation of $0.3 million and other miscellaneous expenses aggregating $0.4 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.5 million, or 11%, to $14.8 million for the three months ended September 30, 2026, compared with $13.3 million for the three months ended September 30, 2025 primarily as a result of increases in incentive-based compensation of $0.6 million, stock-based compensation of $0.6 million and professional fees of $0.4 million, partially offset by a net decrease in other miscellaneous expenses aggregating $0.1 million.
Overview of Finance Results for the Nine Months Ended September 30, 2026 and 2025
Revenue
For the nine months ended September 30, 2026, the Finance segment revenue increased $4.3 million, or 1%, to $328.4 million, compared with $324.1 million for the nine months ended September 30, 2025. The increase in revenue was primarily the result of a 3% increase in loan transaction units (vehicle finance transactions) and an increase in loan values, partially offset by decreases in interest yields driven by a decrease in average prime rates.
Finance Interest Expense
For the nine months ended September 30, 2026, finance interest expense decreased $3.9 million, or 5%, to $78.7 million, compared with $82.6 million for the nine months ended September 30, 2025. The decrease in finance interest expense was attributable to an approximately 0.7% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the nine months ended September 30, 2026, the net Finance margin percent decreased 0.7% to 13.0%, compared with 13.7% for the nine months ended September 30, 2025. The decrease was attributable to a 0.6% decrease in fee and other revenue yield driven by the impact of predominantly fixed fees in relation to increasing loan values as well as other fee changes. The net interest yield was approximately 4.9% and 5.0% for the nine months ended September 30, 2026 and 2025, respectively.

Finance Provision for Credit Losses
For the nine months ended September 30, 2026, the finance provision for credit losses decreased $2.3 million, or 8%, to $24.9 million, compared with $27.2 million for the nine months ended September 30, 2025. The provision for credit losses decreased to 1.3% of the average receivables managed for the nine months ended September 30, 2026 from 1.5% for the nine months ended September 30, 2025. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the nine months ended September 30, 2026, cost of services for the Finance segment increased $2.5 million, or 5%, to $55.5 million, compared with $53.0 million for the nine months ended September 30, 2025. The increase in cost of services was primarily the result of increases in compensation expense of $3.0 million and other miscellaneous expenses aggregating $0.4 million, partially offset by decreases in inventory audit expense of $0.9 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $2.8 million, or 7%, to $43.0 million for the nine months ended September 30, 2026, compared with $40.2 million for the nine months ended September 30, 2025 primarily as a result of increases in stock-based compensation of $3.2 million and other miscellaneous expenses aggregating $0.4 million, partially offset by decreases in postage expense of $0.8 million.
Select Finance Balance Sheet Items

(Dollars in millions)	September 30, 2026	December 31, 2025
Tangible Assets
Total assets	$3,104.4	$2,763.6
Intangible assets	257.0	258.2
Tangible assets	$2,847.4	$2,505.4

Tangible parent equity
Total parent equity***	$783.7	$792.6
Intangible assets	257.0	258.2
Tangible parent equity***	$526.7	$534.4
*** Parent equity represents OPENLANE's net investment in AFC. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2026, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

(Dollars in millions)	September 30, 2026	December 31, 2025	September 30, 2025
Cash and cash equivalents	$244.9	$141.5	$119.3
Working capital	494.5	407.7	428.5
Amounts available under the Revolving Credit Facilities	405.3	409.9	408.1
Cash provided by operating activities for the nine months ended	309.5		266.4
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2026	2025
Net cash provided by (used by):
Operating activities	$309.5	$266.4
Investing activities	(407.9)	(195.5)
Financing activities	207.3	(119.9)
Effect of exchange rate on cash	(14.7)	11.7
Net increase (decrease) in cash, cash equivalents and restricted cash	$94.2	$(37.3)
Cash flow from operating activities Net cash provided by operating activities was $309.5 million for the nine months ended September 30, 2026, compared with $266.4 million for the nine months ended September 30, 2025. Cash provided by operating activities for the nine months ended September 30, 2026 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by operating activities for the nine months ended September 30, 2025 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to increased profitability and changes in operating assets and liabilities as a result of the timing of collections and disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities, while changes in AFC’s finance receivables are presented in cash flows from investing activities and changes in AFC's obligations collateralized by finance receivables are presented in cash flows from financing activities. Variations in these balances can lead to significant fluctuations across operating, investing and financing cash flows. Growth and contraction in AFC’s finance receivables portfolio can result in significant swings in cash flows in a given period as approximately 70% to 75% of AFC’s finance receivables portfolio is funded through its securitization facilities with the remainder funded through other sources of liquidity including cash on hand and working capital.
Cash flow from investing activities Net cash used by investing activities was $407.9 million for the nine months ended September 30, 2026, compared with $195.5 million for the nine months ended September 30, 2025. The cash used by investing activities for the nine months ended September 30, 2026 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software. The cash used by investing activities for the nine months ended September 30, 2025 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software, partially offset by proceeds from the sale of property.
Cash flow from financing activities Net cash provided by financing activities was $207.3 million for the nine months ended September 30, 2026, compared with net cash used by financing activities of $119.9 million for the nine months ended September 30, 2025. The cash provided by financing activities for the nine months ended September 30, 2026 was primarily due to a net increase in obligations collateralized by finance receivables, partially offset by repurchases and retirement of common stock. The U.S. and Canadian securitization amendments in September 2026 yielded approximately $58 million of incremental borrowing. The cash used by financing activities for the nine months ended September 30, 2025 was primarily due to payments on long-term debt, repurchases and retirement of common stock and dividends paid on the Series A Preferred Stock, partially offset by a net increase in obligations collateralized by finance receivables and a net increase in book overdrafts.